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                                                                     EXHIBIT 2.2
                                                                  EXECUTION COPY

                           SOFTWARE LICENSE AGREEMENT

         This Software License Agreement ("Agreement") is entered into as of June 4, 1998 ("Effective Date") by and between Comshare, Incorporated, a Michigan corporation, having its principal place of business at 555 Briarwood Circle, Ann Arbor, Michigan 48108 ("Licensor"), and JDA Software, Inc., an Arizona corporation having its principal place of business at 11811 N. Tatum Blvd., Suite 2000, Phoenix, Arizona 85028 ("Licensee").

         WHEREAS, Licensor has sold and conveyed certain software products and other assets of Licensor to Licensee under a separate Asset Purchase Agreement dated June 4, 1998 (the "Asset Purchase Agreement");

         WHEREAS, Licensor owns or otherwise has the rights to certain software which is useful with and adds value to, the software products sold to Licensee; and

         WHEREAS, Licensee desires to obtain the right to use, modify, reproduce, distribute, publicly display and publicly perform such software as part of Licensee's normal course of business and pursuant to the terms and conditions of this Agreement, and Licensor is willing to grant such license.

         NOW, THEREFORE, in consideration of the foregoing and the covenants set forth below, the parties agree as follows:

1.       DEFINITIONS.

         1.1 "AIM Software" shall mean the computer software programs identified in Section 1 of Schedule A attached hereto, in object code and source code form, programmer's comments, any related documentation, including user documentation provided with such software, and any error corrections, updates or upgrades thereto made available to Licensee under this Agreement.

         1.2 "Decision Software" shall mean the computer software programs identified in Section 2 of Schedule A attached hereto, in object code and source code form, programmer's comments, any related documentation, including user documentation provided with such software, and any error corrections, updates or upgrades thereto made available to Licensee under this Agreement.

         1.3 "Supporting Software" shall mean the computer software programs identified in Section 3 of Schedule A attached hereto, in object code form, any related documentation, including user documentation provided with such software, and any error corrections, updates or upgrades thereto made available to Licensee under this Agreement.

         1.4 "Licensed Software" shall mean collectively, AIM Software, Decision Software and Supporting Software.

         1.5 "Acquired Products" shall mean the computer software programs acquired by Licensee pursuant to, and listed on Schedule 1.55 of the Asset Purchase Agreement.

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2.       GRANT OF RIGHTS.

         2.1 AIM Software License. Licensor hereby grants to Licensee a royalty-free, fully paid-up, non-exclusive, irrevocable, perpetual, worldwide unrestricted license to execute, modify, reproduce, publicly display, publicly perform and prepare derivative works of the AIM Software.

         2.2 Decision Software License. Licensor hereby grants to Licensee a royalty-free fully paid-up, non-exclusive, irrevocable, perpetual, worldwide license to execute, modify, reproduce, publicly display, publicly perform and prepare derivative works of the Decision Software. For two years from the Effective Date of this Agreement, Licensee's rights under this Section 2.2 shall be restricted to use (i) by customers in the retail market only in conjunction with product(s) owned by Licensee (including, but not limited to, the Acquired Products); or (ii) by customers in the consumer packaged goods industry in conjunction with Boost Sales and Margin Planning. After such time period, Licensee's use of the Decision Software shall be unrestricted.

         2.3 Supporting Software License. Licensor hereby grants to Licensee a royalty-free, fully paid-up, non-exclusive, irrevocable, perpetual, worldwide license to use, modify, execute, reproduce, publicly display and public perform the Supporting Software for the sole purpose of allowing Licensee to utilize, commercialize, market and license the Acquired Products to end users.

         2.4 Distribution of Software. Licensor hereby grants to Licensee the right to sell, market, exploit and distribute the Licensed Software, including any derivative works created under the licenses granted in Section 2.1 ("AIM Software License"), Section 2.2 ("Decision Software License") and Section 2.3 ("Supporting Software License"), directly through any means or media now known or hereafter invented indirectly or through subdistributors, resellers, other third party distributors and Licensee's usual channels of distribution, subject to the restrictions set forth in Section 2.2 for the Decision Software and any applicable restrictions set forth in the Transition Distribution Agreement attached as Exhibit A-4 to the Asset Purchase Agreement.

         2.5 Delivery. Licensor agrees to deliver the Licensed Software to Licensee on the Effective Date by making it available to Licensee at its present location.

         2.6 Trademark. Licensee may market the Licensed Software under a trademark of its choice. Licensee is granted no rights to use any Licensor trademark or trade name.

3.       MAINTENANCE.

         3.1 Support for Licensed Software. Licensee agrees that it shall provide technical support for Licensed Software to all channel partners and end-users. Licensee shall ensure that all questions regarding the use or operation of any software marketed by Licensee are addressed to and answered by Licensee, and Licensee will not represent to any third party that Licensor is available to answer any customer questions directly. Licensor shall refer to Licensee any customer service questions relating to Licensed Software distributed by Licensee.

         3.2 Licensor Maintenance Obligations. Licensor shall have no responsibility to provide any maintenance services (including but not limited to updates, enhancements, error


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corrections or bug fixes) with respect to the Licensed Software except as provided in this Section 3.2. Licensor shall provide to Licensee at no charge:
(i) the next release of the Architect Component of the AIM Software (the "Architect") presently scheduled for June 30, 1998, and (ii) the next major release of the Architect subsequent to the release described in subsection (i) above.

         3.3 Additional Support. During the first year of this Agreement, Licensor shall provide to Licensee, without cost and for a period not to exceed six (6) months, assistance relating to the Architect, as follows: Up to three
(3) qualified individuals employed or contracted by Licensee may receive orientation and training concerning the Architect at Licensor's headquarters of the same type as if they were new employees of Licensor. The training shall be conducted by those employees of Licensor who are primarily responsible for the development of the Architect and shall not unreasonably interfere with Licensor's normal business operations.

4. SOURCE CODE ESCROW. Within thirty (30) days after the Effective Date of this Agreement, Licensor shall deposit the source code for the AIM Software and the Decision Software with a third party escrow agent under terms and conditions mutually agreeable by both Licensor and Licensee. Licensee shall thereafter have thirty (30) days to inspect and verify such deposit is an accurate representation of the AIM Software and the Decision Software. In the event a dispute arises between the parties as to whether certain software was sold to Licensee as part of the Acquired Products under the Asset Purchase Agreement or licensed to Licensee as part of the AIM Software under this Agreement or with respect to the parties' relative responsibilities for infringement or other obligations, the parties hereby agree that the software escrowed pursuant to this section is a complete copy of the AIM Software and the Decision Software and constitutes that portion of the software to which Licensor retains title and ownership and may be used to settle any dispute between the parties.

5.       WARRANTY.

         5.1 Warranty of Title. Licensor represents and warrants it is the owner of the Licensed Software except as identified in Section 3 of Schedule A and has complete and lawful authority to grant Licensee the rights hereunder.

         5.2 Warranty of Escrow Deposit. Licensor represents and warrants the software deposited in escrow in accordance with Section 4 of this Agreement is identical to the AIM Software and the Decision Software delivered under Section
2.5 of this Agreement.

         5.3 Disclaimer. EXCEPT AS SPECIFICALLY WARRANTED ABOVE, LICENSOR MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO ANY SUCH MATERIALS, AND LICENSOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


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6.       PROPERTY RIGHTS.

         6.1 Property Rights. Licensee acknowledges and agrees that Licensor owns all right, title, and interest in the AIM Software and Decision Software now or hereafter subject to this Agreement. Licensor acknowledges and agrees that Licensee owns all right, title, and interest in any derivative software developed by Licensee from the AIM Software and Decision Software now or hereafter subject to this Agreement and Licensor has no right or license to such derivative works.

         6.2 Indemnity. Licensor shall defend and indemnify Licensee, at Licensor's expense, against any claim or suit against Licensee based on (i) an alleged infringement of a copyright or United States or European Community patent; or (ii) a misappropriation of a trade secret of a third party arising out of, relating to or resulting from the use of the Licensed Software, and Licensor shall pay all (a) costs; (b) settlements; or (c) judgments finally awarded provided that Licensor has the right solely to control the defense of the Litigation, Licensee takes such actions and gives Licensor all necessary assistance, at Licensor's expense, as Licensor may reasonably request and Licensee gives Licensor prompt written notice of any claim. If a judgment is obtained against Licensee's use of any part of the Licensed Software or if Licensor considers that there is a likelihood of the claim of infringement succeeding, it shall, at its option and expense, modify or substitute the Licensed Software or obtain the right for Licensee to continue use. Licensor shall have no obligation to defend and indemnify under this section, and Licensee shall defend and indemnify Licensor on the same terms, to the extent that the claim or liability is based upon modification of the Licensed Software not made by or through Licensor. This Section states Licensor's entire liability for infringement with respect to the AIM Software or Decision Software.

7.       LIMITATION OF LIABILITY. Except as may be provided otherwise in
Section 6.2, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS.

8.       CONFIDENTIAL INFORMATION.

         8.1 Definition. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential".

         8.2 General. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance


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to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

         8.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which: (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver; (ii) was known to the receiver at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosure; (iv) was independently developed by the receiver without any use of the Confidential Information; (v) becomes known to the receiver from a source other than the disclosure without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights; or (vi) was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the right of either party under this Agreement.

         8.4 Remedies. If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

9.       MISCELLANEOUS.

         9.1 Governing Law. It is the intention of the parties hereto that the laws of the State of Arizona (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         9.2 Assignment; Binding upon Successors and Assigns. Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that (a) Licensee may assign its rights under this Agreement to any majority-owned subsidiary of Licensee, provided that Licensee guarantees the obligations of such subsidiary hereunder or (b) either party may assign its rights or obligations to any successor through any merger or consolidation, or purchase of all or substantially all of the party's stock or all or substantially all of the assets related to the Products (in the case of Licensee) or the Licensed Software (in the case of Licensor). This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         9.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.



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         9.4  Entire Agreement. This Agreement, the Schedules hereto, and the documents referenced herein, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

9.6      Arbitration.

         (a) If any dispute relating to this Agreement arises between the parties, and no agreement relating to such dispute can be reached after good faith negotiation, either Licensee or Licensor may, by written notice to the other, demand arbitration of the matter unless the dispute is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such dispute is resolved or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Licensee and Licensor shall agree on the arbitrator, provided that if Licensee and Licensor cannot agree on such arbitrator, either Licensee or Licensor can request that the Judicial Arbitration and Mediation Services ("JAMS") select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. Subject to the foregoing, the arbitration shall proceed under the rules of the American Arbitration Association. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement.

         (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Chicago, Illinois under the commercial rules then in effect of the American Arbitration Association.

         9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         9.8 Waiver. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement


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contained herein. Waiver of the breach of any one or more provisions of this
Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

         9.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

Licensor:                  Comshare, Incorporated
                           555 Briarwood Circle
                           Ann Arbor, Michigan  48108
                           Attention:  President
                           Facsimile No.  (734) 997-4140

Parent or Licensee:        JDA Software Group, Inc.
                           JDA Enterprise, Inc.
                           11811 North Tatum Blvd., Suite 2000
                           Phoenix, Arizona  85028
                           Attention:  Karen Nagle, Esq.
                                       General Counsel
                           Facsimile No.  (602) 404-5520

         Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

         9.10 Construction and Interpretation of Agreement.

         (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of it having drafted such language.

         (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

         9.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.


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         9.12 Absence of Third Party Beneficiary Rights. No provisions of this
Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.



LICENSOR                                    LICENSEE
COMSHARE, INCORPORATED                      JDA SOFTWARE, INC.


By:  Dennis G. Ganster                      By:  Brent W. Lippman
   --------------------------------            --------------------------------
     Dennis G. Ganster                           Brent W. Lippman
     President                                   Chief Executive Officer










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                                   SCHEDULE A

                                LICENSED SOFTWARE


Section 1:  AIM Software

         Architect
         Non-retail Portions of Arthur Information Manager:
                  Loader Aggregator
                  Structure Engine


Section 2:  Decision Software

         MMT
         CS Client
         Decision Access Module, including, but not limited to:
                  EQL
                  MMT Router
                  FTE
                  Administrator application
         Decision Desktop Container:
                  includes Grid value-added features, Assortment Data Source, EQL.OCX and Channel.OCX, which comprise all of the material components, functions and features of Decision Desktop Container required for development and operation Arthur Assortment Planning.


Section 3:  Supporting Software

         None


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